EXHIBIT 4.1

DESCRIPTION OF TABLE TRAC, INC. COMMON STOCK

The following description of the common stock of Table Trac, Inc. (“Company”) is a summary and does not purport to be complete. It is qualified by the Company’s Articles of Incorporation and Amended and Restated Bylaws, which are incorporated by reference to this Annual Report on Form 10-K.

The authorized capital stock of the Company consists of 25,000,000 shares of capital stock, $0.001 par value per share. All shares of common stock have equal voting rights and are entitled to one vote per share on all matters to be voted upon by Company stockholders. Shares of Company common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted. In the event of liquidation, each holder of common stock is entitled to receive a proportionate share of our assets available for distribution to stockholders after the payment of liabilities. All shares of common stock presently issued and outstanding are fully-paid and non-assessable.